Exhibit 10(c)

                     Consent of Price Waterhouse LLP



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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in each Statement of Additional Information constituting part of the WRL Freedom Variable Annuity Post-Effective Amendment No. 15 to the Registration Statement on Form N-4 (the "Registration Statement") of our report dated January 31, 1997, relating to the financial statements and selected per unit data and ratios of the sub-accounts comprising the WRL Series Annuity Account - WRL Freedom Variable Annuity and WRL Freedom Attainer Contracts, which appear in such Statements of Additional Information. We also consent to the reference to us under the heading "Independent Accountants" in each Statement of Additional information.

PRICE WATERHOUSE LLP

Kansas City, Missouri
December 23, 1997